Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated January 28, 2005 (May 10, 2005 as to Note 2 “Stock-based Compensation” and Note 12), relating to the consolidated financial statements of O2Micro International Limited included in the Annual Report on Form 20-F of O2Micro International Limited for the year ended December 31, 2004, and to the use of our report dated August 23, 2005, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

Deloitte & Touche

Taipei, Taiwan

October 14, 2005